UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
___________________________

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 5, 2011

WEST COAST BANCORP

(Exact name of registrant as specified in charter)

Oregon

(State or other jurisdiction of incorporation)

0-10997

(SEC File Number)

93-0810577

(IRS Employer Identification No.)

5335 Meadows Road, Suite 201 Lake Oswego, Oregon (Address of principal executive offices)	97035 (Zip Code)

Registrant’s telephone number, including area code:

(503) 684-0884

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

            On August 5, 2011, West Coast Bank (the "Bank"), the wholly owned banking subsidiary of West Coast Bancorp (the "Company"), notified employees of the closure of three bank branches located in Charbonneau and Toledo, Oregon and Vancouver, Washington.  The branch closures and a simultaneous reduction in employed personnel arose out of management's strategic review of the Bank's business and are primarily associated with the Company's ongoing efforts to reduce expenses.  The Bank expects to complete the branch closures by November 30, 2011.

            The Bank expects to incur costs in the range of $0.6 million to $0.9 million in the second half of 2011 in connection with the branch closures and personnel reductions.  The Bank anticipates annual expense savings of between $1.6 and $2.0 million as a result of these initiatives, beginning in 2012.

            Forward-Looking Statements

            This report includes forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those expected at the time of this report.  Forward looking statements in this report include, among others, statements regarding estimates of expected costs in connection with the branch closures and reduction in personnel and anticipated annual savings.  Risks that could cause actual results to differ include, but are not limited to, uncertainties regarding the timing of these actions and third party responses.  All forward-looking statements should be considered in light of the risks and uncertainties faced by the Company and speak only as of the date of this report.  Important risk factors relating to the Company generally are described in the Company's reports on Form 10-K and 10-Q and other filings with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WEST COAST BANCORP
Dated: August 9, 2011	By:	/s/ David C. Bouc
David C. Bouc Executive Vice President, General Counsel and Corporate Secretary